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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT



As an independent public accountant, I hereby consent to the use of my reports dated September 25, 1998, included in and made part of the Form 8-K filing of CEC Properties, Inc. dated October 31, 1997.



/s/ John Fuller Jr.

John Fuller Jr., C.P.A., P.C.
Athens, Georgia
September 25, 1998